Page 32

Exhibit 11

WESTAMERICA BANCORPORATION
Computation of Earnings Per Share on Common and
Common Equivalent Shares and on Common Shares
Assuming Full Dilution


                                                                For the                   For the
                                                              three months               six months
                                                              ended June 30,            ended June 30,
    (In thousands, except per share data)                   2006         2005         2006         2005
                                                        ----------------------------------------------------
    Weighted average number of common
      shares outstanding - basic                              31,364       32,759       31,525       32,393

    Add exercise of options reduced by the
      number of shares that could have been
      purchased with the proceeds of such
      exercise                                                   568          605          578          631
                                                        ----------------------------------------------------
    Weighted average number of common
      shares outstanding - diluted                            31,932       33,364       32,103       33,024
                                                        ====================================================

    Net income                                               $24,494      $27,720      $50,611      $50,031

    Basic earnings per share                                   $0.78        $0.85        $1.61        $1.54

    Diluted earnings per share                                 $0.77        $0.83        $1.58        $1.51
